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                                                                     EXHIBIT 2.3


                             DISTRIBUTION AGREEMENT

       This Distribution Agreement (this "Agreement") is made and entered into on October __, 1996, by and among AMERISAFE, Inc., a Texas corporation (the "Company"), Auto One Acceptance Corp., a Texas corporation ("AOAC"), Millard E. Morris ("Morris") and Mark R. Anderson ("Anderson").

                                    RECITALS

       A. The Company is the owner of all issued and outstanding shares of common stock (the "AOAC Stock") of AOAC.

       B. Pursuant to the Plan of Reorganization adopted by the Board of Directors of the Company on October __, 1996 (the "Plan of Reorganization"), the Company desires to distribute 98.4% of the AOAC Stock to Morris and 1.6% of the AOAC Stock to Anderson, and Morris and Anderson desire to accept such distributions, subject to the terms and conditions of this Agreement.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

       1.     Distribution.

              (a) Distribution of Shares. The Company hereby agrees to distribute on the Distribution Date (as defined below in Section 2) (i) 984 shares of AOAC Stock to Morris and (ii) 16 shares of AOAC Stock to Anderson. The Company also hereby agrees to make, prior to such distribution, a capital contribution to AOAC by delivering to AOAC a promissory note in the amount of $50 million (the "Note"). Morris and Anderson hereby agree to accept their respective distributions of AOAC Stock.

              (b) Delivery of Certificates. On the Distribution Date, the Company will deliver to each of Morris and Anderson properly endorsed stock powers, with all applicable stock certificates attached, to evidence the transfer of the shares contemplated in Section 1(a).

       2. Distribution Date. For purposes of this Agreement, "Distribution Date" means the date upon which the Company distributes the AOAC stock to Morris and Anderson, which date shall be two business days prior to the date requested by the Company for the acceleration of the effectiveness of its Registration Statement on Form S-1 (File No. 333-10099) with respect to the Company's registered public offering of the Company's Class A Common Stock (the "Offering") or such earlier date as may be
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agreed upon by the parties; provided that if the Distribution Date has not occurred prior to October 31, 1996, the obligations of each of the parties hereto will terminate.

       3.     Representations of Morris, Anderson and AOAC.

              (a) Each of Morris and Anderson hereby represents and warrants that:

                     (i) He has all requisite power and authority to execute and deliver this Agreement and to perform all of the transactions contemplated by this Agreement to be performed by him.

                     (ii) Subject to Section 2, this Agreement will, when executed and delivered by the parties, constitute his valid and binding obligation, enforceable against him in accordance with its terms.

                     (iii) As of the Distribution Date, he has not transferred, agreed to transfer, or negotiated with any person regarding a transfer of, any of his shares of the Company or shares of AOAC.

                     (iv) He currently has no plans or intentions to transfer any of his stock of the Company or AOAC on or after the Distribution Date or to cause AOAC to make any distribution to stockholders other than in the ordinary course of business.

              (b)    AOAC hereby represents and warrants that:

                     (i) AOAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate authority to execute and deliver this Agreement and to perform all of the transactions contemplated by this Agreement to be performed by it; and

                     (ii) The execution and delivery by the AOAC of this Agreement, and the consummation of the transactions contemplated by this Agreement to be performed by AOAC, have been duly authorized by all necessary corporate action on the part of AOAC, and this Agreement will, when executed and delivered by the parties and subject to Section 2, constitute a valid and binding obligation of AOAC, enforceable against AOAC in accordance with its terms.

       4. Representations of the Company. The Company hereby represents and warrants to each of Morris, Temple and AOAC that:

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate authority to execute and deliver this Agreement and to perform all of the transactions contemplated by this Agreement to be performed by it;





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              (b)    The execution and delivery by the Company of this
Agreement, and the consummation of the transactions contemplated by this Agreement to be performed by the Company, have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement will, when executed and delivered by the parties and subject to Section 2, constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

              (c) Upon the distribution by the Company to each of Morris and Anderson of the shares of AOAC Stock, each of Morris and Anderson will have beneficial and record ownership of such shares, free and clear of any and all liens and encumbrances, other than the pledge of such shares to Banc One Capital Partners II, Ltd. ("Banc One") as security for the loan agreement between the Company and Banc One (the "Loan Agreement").

       5. Tax Characterization. It is the express intention of the parties that the transactions contemplated by this Agreement qualify for tax-free treatment under section 355 of the Internal Revenue Code of 1986, as amended (the "Code.") In this regard, the parties hereto covenant as follows:

              (a)    Each of Morris and Anderson hereby covenants that:

                     (i) For the period commencing on the Distribution Date and ending at the end of the second taxable year ending after the Distribution Date (the "Post-Distribution Period"), he will not transfer any of his Company or AOAC stock to any other person, other than a transfer of Company stock solely in exchange for stock, pursuant to a transaction qualifying as a tax-free reorganization described in section 368(a)(1) of the Code (a "Qualifying Transaction"). For all purposes of this Agreement, a transaction shall be deemed to be a Qualifying Transaction only if: (i) the IRS issues a ruling letter so holding, or
       (ii) tax counsel to the Company renders an opinion reasonably satisfactory in form and substance to the Company and to both Morris and Anderson that the transaction is a Qualifying Transaction. Any stock received in such a transfer pursuant to a Qualifying Transaction shall become subject to this covenant.

                     (ii) Following the Post-Distribution Period he will not transfer stock of the Company or AOAC to any person pursuant to any agreements, arrangements or negotiations entered into before the Distribution Date.

                     (iii) During the Post-Distribution Period he will cause the Company, through its operating subsidiary, and AOAC to continue the active conduct of their respective businesses which they conduct on the Distribution Date, and not to liquidate or to sell or otherwise dispose of any material part of their assets (including stock of subsidiaries) other than in the ordinary course of business or pursuant to a Qualifying Transaction, if such sale or disposition would cause the respective corporation not to continue to employ a substantial portion





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       of the assets held by it on the Distribution Date in the conduct of businesses conducted by it on such date.

                     (iv) He will cause AOAC to use the Note, and the proceeds from the repayment thereof, solely in the ordinary conduct of its commercial and consumer finance business, in the enhancement and expansion of such business and/or to retire existing indebtedness. In no event will he cause AOAC to use such funds to invest in assets of any business or activity other than AOAC's financing business.

              (b) The Company and AOAC each covenants that during the Post-Distribution Period it will not discontinue the active conduct of the active business which it conducts on the Distribution Date, liquidate, or sell or otherwise dispose of any material part of its assets (including stock of subsidiaries) other than in the ordinary course of business or pursuant to a Qualifying Transaction, if such sale or disposition would cause the respective corporation not to continue to employ a substantial portion of the assets held by it on the Distribution Date in the conduct of businesses conducted by it on such date.

              (c) AOAC covenants that it will use the Note, and proceeds from the repayment thereof, solely in the ordinary conduct of its commercial and consumer finance business, in the enhancement and expansion of such business and/or to retire existing indebtedness. In no event will it use such funds to invest in assets of any business or activity other than its existing finance business.

              (d) Each of Morris and Anderson covenants that during the Post-Distribution Period he will not cause AOAC to make, and AOAC covenants that during such period it will not make, any distribution to shareholders not constituting a dividend within the meaning of section 316 of the Code.

       6. Pledge. AOAC hereby acknowledges that the Note received pursuant to Section 1 will be payable only out of the net proceeds of the Offering and will be subject to the prior repayment of all amounts owed to Banc One in connection with the Loan Agreement. AOAC hereby agrees to pledge the Note and the proceeds therefrom to Banc One as security for the Loan Agreement, and further agrees to execute and deliver all such agreements, instruments and documents, and to take any further action, as may be requested by Banc One to evidence such pledge. Each of Morris and Anderson acknowledges that the shares of AOAC Stock to be received by him will remain pledged to Banc One as security for the Loan Agreement and agrees to execute and deliver all such agreements, instruments and documents, and to take any further action, as may be requested by Banc One to evidence such pledge.

       7. Further Assurances. Each of the parties agrees that he or it will, at any time, upon the request of any other party hereto, take, or cause to be taken, all actions and do, or cause to be done, all things (including without limitation executing, acknowledging and delivering additional agreements, instruments and documents) as may





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be necessary, appropriate or advisable in order to consummate or make effective the transactions contemplated by this Agreement in a manner consistent with the intentions and purposes of the parties including, without limitation, the delivery of such certificates or undertakings as may reasonably be required by counsel to the Company in connection with the rendering by such counsel of opinions with respect to the federal income tax treatment of the distributions contemplated herein.

       8.     Indemnification.

              (a) AOAC. If, as a result of any event within the control of AOAC occurring in the 24-month period commencing on the Distribution Date and involving either the stock or assets (or any combination thereof) of AOAC (including, but not limited to, a merger, consolidation, liquidation, stock issuance, or sale or other disposition of assets by or involving AOAC) any taxes are imposed on the Company or any of its subsidiaries with respect to any action taken pursuant to the Plan of Reorganization (or any amendment thereof), then AOAC shall pay those taxes (and related interest and penalties, if any) and shall indemnify and hold harmless the Company and its subsidiaries from and against all such taxes, interest and penalties, including but not limited to any such taxes paid at any time by Company or any subsidiary. AOAC shall make such payment and indemnification no later than 15 days after written notice from the Company or one of its subsidiaries of a final determination with respect to such taxes, which notice shall be accompanied by a computation of the amounts due.

              (b) Morris. Morris agrees to indemnify the Company and its subsidiaries and hold them harmless against and with respect to any damages, claims, losses, taxes (including interest, penalties and additions thereto), and costs and expenses arising from, in connection with or with respect to (i) any misrepresentation or breach of warranty by Morris under this Agreement, or
(ii) any failure by Morris to fulfill any agreement or covenant under this Agreement.

              (c) Anderson. Anderson agrees to indemnify the Company and its subsidiaries and hold them harmless against and with respect to any damages, claims, losses, taxes (including interest, penalties and additions thereto), and costs and expenses arising from, in connection with or with respect to (i) any misrepresentation or breach of warranty by Anderson under this Agreement, or (ii) any failure by Anderson to fulfill any agreement or covenant under this Agreement.

       9.     Miscellaneous.

              (a) Successors and Assigns. This Agreement will be binding upon, and will inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

              (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.





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              (c)    Amendment.  This Agreement may not be amended except by an instrument signed by the parties hereto.

              (d) Headings. Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose.

              (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

              (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute but one and the same agreement.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        AMERISAFE, INC.


                                        By:
                                               --------------------------------
                                               Mark R. Anderson,
                                               President

                                        AUTO ONE ACCEPTANCE CORPORATION


                                        By:
                                               --------------------------------
                                               Millard E. Morris,
                                               Chief Executive Officer



                                        ---------------------------------------
                                        MILLARD E. MORRIS



                                        ---------------------------------------
                                        MARK R. ANDERSON





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